Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP
EARNS $782,000 AND $0.19 PER DILUTED SHARE
FOR THE QUARTER ENDED SEPTEMBER 30, 2008

CRANBURY NJ – OCTOBER 23, 2008……1ST Constitution Bancorp (NASDAQ:  FCCY) today reported net income of $782,000, or $0.19 per diluted share, for the quarter ended September 30, 2008 compared with net income of $1,436,000, or $0.36 per diluted share, for the third quarter of 2007.

For the first nine months of 2008, the Company earned net income of $2,302,000, or $0.57 per diluted share, compared with net income of $4,180,000, or $1.04 per diluted share, for the same period a year ago.

The 2007 per share amounts have been restated to give effect to a 6 percent stock dividend paid on February 6, 2008.

Net income for the quarter ended September 30, 2008 was impacted by short term interest rates which resulted in lower interest income being generated from the Company’s floating rate loan portfolio, as well as increases in non-interest expense primarily relating to start up costs associated with the Company’s Mortgage Warehousing unit and other professional fees.

Also, based on the challenging credit environment, and the continued growth in the Company’s loan portfolio, the provision for loan losses was increased for the third quarter of 2008 when compared to the provision for the third quarter of 2007.

Net interest income declined by 7.32 percent in the third quarter of 2008 to $4,188,000 from $4,519,000 reported for the third quarter of 2007, while net interest income for the third quarter of 2008 increased by approximately $177,000 over the second quarter of 2008.

Supporting earnings for the third quarter of 2008 was the continued generation of non-interest income, which reached $976,000, up $330,000, or 51 percent, from the same prior year quarter.

At September 30, 2008 the allowance for loan and lease losses stood at $3,729,000, or 0.99 percent of total loans.  During the third quarter of 2008, the Company increased its provision for loan losses to $175,000 from $30,000 provided during the corresponding quarter last year.

At September 30, 2008, total loans increased by 25 percent to $374.9 million and deposits grew to $390.6 million, up 17 percent, when compared to the results reported at the end of the third quarter of 2007.

Total assets at September 30, 2008 reached $513.6 million, representing an increase of $83.5 million, or 19.4 percent, over September 30, 2007 total assets of $430.1 million.

Robert F. Mangano, President and Chief Executive Officer, stated, “We are pleased to report profitable quarter and nine month results considering the overall trends in the financial services industry.  Management has remained focused on its primary business, the consumer and small business, and is cautiously optimistic that recent government action will assist to stabilize the financial markets over time.”  Mr. Mangano also indicated that the Company does not have any direct exposure to the sub-prime residential mortgage market, nor does it own any investments in Fannie Mae or Freddie Mac preferred securities, which have adversely affected many money center, regional and community banks across the country.

1st Constitution Bancorp, through its primary subsidiary 1st Constitution Bank, operates 11 branch banking offices in Cranbury (2), Jamesburg, Fort Lee, Hamilton, Hightstown, Montgomery, Perth Amboy, Plainsboro, Princeton, and West Windsor.  1st Constitution also operates 1stconstitutiondirect.com, which is an internet bank available for its clients who prefer to bank from their computer rather than traveling to a branch office.

1st Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY.”  Information about 1st Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1ST Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Income Statement Data:
Interest income	$7,389	$7,826	$21,748	$22,660
Interest expense	3,202	3,307	9,546	9,369
Net interest income	4,187	4,519	12,202	13,291
Provision for loan losses	175	30	535	100
Net interest income after prov. for loan losses	4,012	4,489	11,667	13,191
Non-interest income	976	645	2,567	1,938
Non-interest expenses	3,928	3,011	10,960	8,961
Income before income taxes	1,060	2,123	3,274	6,168
Income tax expense	278	687	972	1,988
Net income	$782	$1,436	$2,302	$4,180

Balance Sheet Data:
Total Assets			$513,562	$430,143
Loans, including loans held for sale			374,934	299,835
Allowance for loan losses			(3,729)	(3,318)
Securities available for sale			87,064	79,816
Securities held to maturity			16,131	26,112
Deposits			390,577	332,945
Shareholders' Equity			43,069	39,222

Performance Ratios:
Return on average assets	0.62%	1.32%	0.64%	1.33%
Return on average equity	7.39%	14.84%	7.36%	15.04%
Net interest margin (tax-equivalent basis)	3.61%	4.51%	3.69%	4.60%
Efficiency ratio	76.1%	58.3%	74.2%	58.8%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			2,482	4,021
OREO property			5,007	0
Net charge-offs (recoveries)			154	10
Allowance for loan losses to total loans			0.99%	1.11%
Nonperforming loans to total loans, including loans held for sale			0.66%	1.34%

Per Share Data:
Earnings per share - Basic	$0.20	$0.36	$0.58	$1.05
Earnings per share - Diluted	$0.19	$0.36	$0.57	$1.04
Book value per share			$10.78	$10.47